CONTRATO DE LOCACION COMERCIAL	COMMERCIAL LEASE CONTRACT
PARTES: Entre el Sr. **COMPAÑÍA COMERCIAL SAS**, CUIT Nº 30-71667895-0, con domicilio en calle Dean Funes 384, Piso 8, Dpto. Nº 2, Salta Capital,, de la ciudad de Salta, en adelante **ELLOCADOR** por una parte; y por la otra **Energy Exploration Technologies, Inc.**, en adelante **LOS LOCATARIOS** convienen en celebrar el presente contrato de locación, sujeto a las cláusulas y condiciones siguientes:	**PARTIES:** Between Mr. **COMPAÑÍA COMERCIAL SAS**, CUIT No. 30-71667895-0, with address at 384 Dean Funes St., 8th Floor, Apartment No. 2, Salta Capital, Salta City, hereinafter **THE LESSOR** on the one hand; and on the other hand, **Energy Exploration Technologies, Inc.**hereinafter **THE LESSEE** agrees to enter into this lease agreement, subject to the following terms and conditions:
PRIMERA OBJETO: **EL LOCADOR** da en locación a **LOSLOCATARIOS** quienes en tal carácter lo reciben, un Galpón Comercial ubicado en Av. Quebradeño S/N, de esta ciudad de Salta, en el estado de conservación que **LOS LOCATARIOS** conocen y aceptan.	**FIRST OBJECT:** **THE LESSOR** leases to **THE LESSEE**, who as such receives it, a Commercial Warehouse located at Av. Quebradeño S/N, in the city of Salta, in the state of conservation that **THE LESSEE** knows and accepts.
SEGUNDA DESTINO: El inmueble que se da en locación en el presente contrato, será destinado exclusivamente por **LOS LOCATARIOS** a la instalación de un Galpón comercial/depósito del rubroServicios Mineros El mismo consta de aproximadamente 1.900 m2 de superficie total, de los cuales son 900 m2 de Galpón Cubierto y 1.000 m2 de Superficie Libre, según croquis anexo al presente, Oficina de 8 x 4 metros aprox., con baño y cocina, portones metálicos de acceso al galpón adelante y atrás, dos portones de cierre en ambos extremos que dan a la calle, quedando terminantemente prohibido darle ningún otro destino, aun para el caso que no ocasionare perjuicio a la propiedad o a **EL LOCADOR**, salvo consentimiento expreso y por escrito del mismo.	**SECOND – DESTINATION:** The property leased under this contract will be exclusively used by **THE LESSEE** for the installation of a commercialwarehouse Mining Services The same consists of approximately 1,900 m2 of total area, of which 900 m2 of covered warehouse and 1,000 m2 of open area, according to the sketch attached hereto, office of approximately 8 x 4 meters, with bathroom and kitchen, metal access gates to the shed front and back, two closing gates at both ends facing the street, being strictly forbidden to give any other destination, even if it does not cause damage to the property or to **THE LESSOR**, unless express written consent of **THE LESSOR**.
TERCERA PLAZO: El plazo de la locación será de 60 (sesenta) meses a contar del día Junio 1 de dos mil veintitrés (06/01/2023), con vencimiento vencimiento el día 31 de Mayo del 2028, fecha en la cual **LOS LOCATARIOS** deberán entregar el inmueble totalmente libre de efectos y ocupantes y en perfecto estado de uso y conservación. En dicho plazo **EL LOCADOR** podrá exigir su desalojo judicialmente y su correspondiente indemnización por daños y perjuicios. Todos los gastos y honorarios que demande el juicio o mediación será a cargo exclusivo de **LOS LOCATARIOS**. Se otorga por medio del presente la Opción de Prorroga a los LOCATARIOS por un plazo de 5 (cinco) opciones separadas de un solo año.	**THIRD TERM:** The term of the lease shall be 60 (sixty) months as from the day June 1of two thousand and twenty-three (06/01/2023), with its expiration on May 31 of two thousand and twenty eight (05/31/2028), date on which **THE LESSEE** shall deliver the property totally free of effects and occupants and in perfect state of use and conservation. During said term, **THE LESSOR** may demand its eviction and the corresponding compensation for damages. All the expenses and fees demanded by the trial or mediation shall be at the exclusive expense of **THE LESSEE**. **THE LESSEE** is hereby granted an Extension Option for a term that is 5 (five) separate single year options.

CUARTA PRECIO:	**FOURTH PRICE:**
El precio de la locación se estipula en la suma de $US 2,500 (dólares estadounidenses billete dos mil quinientos) mensuales. El monto del alquiler deberá abonarse por año (doce meses), por adelantado, del 1 al 10 del día del mes de Junio de cada año de vigencia del contrato, sin necesidad de requerimiento alguno, en el domicilio del locador, o en el domicilio que se fije en el futuro, el que deberá ser notificado fehacientemente para el período de prórroga del presente contrato se establecen idénticas condiciones, solamente con la variación de que para el periodo de los segundos sesenta (60) meses el precio de la locación se estipula en la suma de U$S 3,000 (dólares estadounidenses billete tres mil) mensuales. Los alquileres se abonarán por año entero, no podrán fraccionarse, aunque **LOS LOCATARIOS** desocupen antes de concluir un periodo anual. La falta de pago del canon locativo importará la mora automática y devengará un interés por mora diario, igual al interés que cobre el Banco Nación en esa fecha por adelantos en Cuenta Corriente no autorizados, sin perjuicio de las demás acciones que le corresponda a **LOS LOCATARIOS**.	The price of the lease is stipulated in the amount of $US 2,500 (U.S. dollars two thousand five hundred) per month. The amount of the rent shall be paid per year (twelve months), in advance, from the 1st to the 10th day of the month of June of each year of validity of the contract, without any requirement, at the **LESSOR**'s domicile, or at the domicile to be fixed in the future, which must be duly notified. For the extension period of this contract the same conditions are established, only with the variation that for each of Year 6 through Year 10 the rental price is stipulated in the amount of U$S 3,000 (U.S. dollars three thousand) per month. Rents shall be paid for the entire year, and may not be divided, even if **THE LESSEE** vacates the premises before the end of a yearly period. Failure to pay the rental fee shall automatically result in default and shall accrue daily interest for late payment, equal to the interest charged by Banco Nación on that date for unauthorized advances in Current Account, without prejudice to any other actions that may correspond to **THE LESSEE**.
QUINTA MORA:	**FIFTHDELAY:**
El incumplimiento de cualquiera de las obligaciones establecidas en este contrato, en especial la falta de pago en el plazo convenido, de dos meses consecutivos de alquiler, dados por cualquier motivo que impida a **EL LOCADOR** cobrar los valores indicados precedentemente, en tiempo y forma y en dinero en efectivo, la demora en la restitución del inmueble una vez finalizado por cualquier causa este contrato, constituirá a **LOS LOCATARIOS** en mora, en forma automática sin necesidad de interpelación alguna, facultando al **LOCADOR** sin necesidad de requerimiento previo judicial o extrajudicial alguno, a tener por resuelto el presente contrato y a demandar judicialmente el desalojo y el cobro ejecutivo de lo adeudado, con más los daños y perjuicios correspondientes, judiciales y extra judiciales. Por este acto las partes acuerdan que **EL LOCADOR** tiene plena facultad y le asiste el derecho ante el incumplimiento de **LOS LOCATARIOS** a demandar judicialmente el desalojo, encuadrándose en lo prescripto por la normativa vigente, o en su defecto a requerir el pertinente MANDAMIENTO DE DESHAUCIO sin más trámite que la homologación judicial del presente contrato, al cual y a tal fin las partes otorgan la naturaleza de **CONVENIO DE DESOCUPACION**.En el supuesto que **LOS LOCATARIOS** no restituyeran el inmueble al vencimiento del contrato, y/o en el momento que se produjera la resolución del mismo, deberán abonar a **EL LOCADOR**, daños y perjuicios por ocupación ilegítima, hasta el momento en que se produzca la restitución, un monto de U$S 5,000.- (dólares estadounidenses billete cinco mil) por cada mes	Failure to comply with any of the obligations set forth in this agreement, especially the non-payment of rent within the agreed term, for any reason that prevents **THE LESSOR** from collecting the amounts indicated above, in due time and form and in cash, the delay in returning the property upon termination of this agreement for any reason whatsoever, shall constitute **THE LESSOR** in default, automatically without the need for any interpellation, shall automatically constitute **THE LESSEE** in default, without the need for any interpellation, empowering **THE LESSOR**, without the need for any prior judicial or extrajudicial requirement, to terminate this contract and to sue for eviction and executive collection of what is owed, plus the corresponding judicial and extrajudicial damages. By this act, the parties agree that **THE LESSOR** has full power and is entitled, in the event of non-compliance by **THE LESSEES**, to sue for eviction, in accordance with the provisions of current legislation, or, failing this, to request the relevant ORDER OF EVICTION without any further procedure other than the judicial approval of this contract, to which and for such purpose the parties grant the nature of an **OCCUPATION AGREEMENT**. In the event that **THE LESSEES** do not return the property at the expiration of the contract, and/or at the time of its termination, they shall pay **THE LESSOR**, damages for

trascurrido.	unlawful occupation, until the time of return, an amount of U$S 5,000.- (U.S. dollars five thousand) for each month elapsed.
SEXTA PROHIBICIONES: Queda prohibido a **LOS LOCATARIOS**: a) introducir modificaciones o cambios en el inmueble y en sus instalaciones, sin previo permiso por escrito del **EL LOCADOR**, la cual no será negada injustificadamentea **LOS LOCATARIOS** para realizar sus operaciones comerciales.Las que fueren autorizadas quedarán al finalizar la locación para beneficio del inmueble sin derecho por parte de **LOS LOCATARIOS** a reclamar importe alguno por ningún concepto, salvo que el monto de las obras sea pactado entre las partes previamente a la ejecución y acuerden un medio de compensación. Si se realizaren sin el consentimiento de **EL LOCADOR,** este podrán reclamar que se restituya el inmueble locado a su estado primitivo, con más los daños y perjuicios correspondientes; b) constituir en comodato, transferir la locación, ceder, subarrendar, ni someter el inmueble locado a ningún acto o negocio jurídico que no sea el específico de este contrato, sea de manera total o parcial, a título de préstamo gratuito u oneroso; c) impedir que **EL LOCADOR** inspeccionen por sí o por terceros el estado de conservación y ocupación del inmueble y el cumplimiento de las obligaciones contractuales, a estos efectos **EL LOCADOR** debe comunicar a **LOS LOCATARIOS** su intención de inspeccionar el inmueble con 72 horas de anticipaciónen días hábiles.	**SIXTH PROHIBITIONS:** **THE LESSEE** is forbidden to: a) introduce modifications or changes to the property and its installations, without prior written permission from **THE LESSOR**, which shall not be unreasonably withheld to LESSEE to perform its business operations. Those authorized shall remain at the end of the lease for the benefit of the property without the right of **THE LESSEE** to claim any amount for any reason whatsoever, unless the amount of the works is agreed between the parties prior to the execution and they agree on a means of compensation. If the works are carried out without **THE LESSOR'S** consent, **THE LESSOR** may claim the restitution of the leased property to its original state, plus the corresponding damages; b) to constitute in bailment, transfer the lease, assign, sublet, or submit the leased property to any act or legal business other than the specific one of this contract, either totally or partially, for free or onerous loan; c) prevent **THE LESSOR** from inspecting by himself or by third parties the state of conservation and occupation of the property and the fulfillment of the contractual obligations, to this effect **THE LESSOR** must communicate to **THE LESSEE** his intention to inspect the property 72 hours in advance on work days.
SEPTIMA HABILITACIONES: Correrápor cargo y cuenta de **LOSLOCATARIOS** la habilitación del inmueble locado a los fines indicados en el presente, cualquier gravamen o impuesto que se aplique sobre él, como así también los gastos que realice para adecuar el local de acuerdo a sus necesidades.	**SEVENTH ALLOTMENTS:** **THE LESSEE** shall be responsible for and shall bear the cost of the habilitation of the leased property for the purposes indicated herein, any lien or tax levied thereon, as well as the expenses incurred to adapt the premises according to its needs.
OCTAVA RESPONSABILIDAD CIVIL DAÑOS Y PERJUICIOS: **EL LOCADOR** no se responsabiliza por daños, perjuicios, pérdida total o parcial que pudiere sufrir el inmueble, sus colindantes o colindancias, o lo que pudieran padecer o sufrir **LOS LOCATARIOS**, sus dependientes y/o terceros que frecuenten la propiedad, tanto en sus personas, bienes, cosas, patrimonio, etc., por cualquier clase de accidentes, incendios, inundaciones, tumultos, robo, hurto, huelga, paros, casos fortuitos, filtraciones, desprendimientos, roturas, o desperfectos de pisos, paredes, cañerías y techos, etc., o cualquier otro siniestro producido en el inmueble o en inmuebles linderos. Queda expresamente prohibido a **LOS LOCATARIOS** introducir cualquier tipo de elemento toxico, explosivo, o de cualquier naturaleza que pudieren resultar tanto nocivas para las personas	**EIGHTH CIVIL LIABILITY FOR DAMAGES:** **THE LESSOR** shall not be liable for any damage, loss, total or partial loss that the property, its adjoining or adjacent areas may suffer, or that **THE LESSEE**, their dependents and/or third parties who frequent the property may suffer, either in their persons, goods, things, patrimony, etc., for any kind of accidents, fires, floods, riots, robbery, theft, strikes, stoppages, acts of God, leaks, landslides, breakage, or damage to floors, walls, pipes and ceilings, etc., or any other loss occurring in the property or in neighboring properties. **THE LESSEE** is expressly forbidden to introduce any type of toxic or explosive element, or of any nature that may be harmful to the

que desarrollen sus actividades o frecuenten la propiedad, como perjudiciales para la conservación del inmueble. **LOS LOCATARIOS** se responsabilizan por cualquier tipo de daño provocado por incendio que se produzca en el inmueble, como así también daños que a consecuencia del mismo pudieran sufrir los inmuebles vecinos, a su exclusivo cargo. **LOS LOCATARIOS** deberán contratar un seguro de incendios para la propiedad por todo el periodo locativo, a partir del inicio de este contrato y hasta la entrega del inmueble.	people who carry out their activities or frequent the property, as well as detrimental to the conservation of the property. **THE LESSEE** shall be responsible for any kind of damage caused by fire that may occur in the property, as well as any damage that may occur to neighboring properties as a result of the same, at their sole expense. **THE LESSEE** shall take out a fire insurance policy for the property for the entire rental period, starting from the beginning of this contract and until the delivery of the property.
NOVENA SERVICIOS E IMPUESTOS:	**NINTH SERVICES AND TAXES:**
Será a cargo exclusivo de **LOS LOCATARIOS** durante la vigencia de la locación el pago de: a) los servicios de ENERGÍA ELÉCTRICA (EDESA – cuenta con medidor), AGUA (AGUAS DEL NORTE – cuenta con medidor), GAS NATURAL (GASNOR), como así de la instalación, mantenimiento, reconexión, intereses, honorarios y gastos que ocasione cualquier servicio que contraten **LOS LOCATARIOS** a su nombre. b) impuestos o tasas municipales, provinciales o nacionales que exigiere y demande el legal cumplimiento de la actividad a desarrollarse en el transcurso de la locación y hasta la entrega del inmueble y de todo lo que demande el personal que contraten a tal efecto. c) todos los gastos y actividades necesarias para obtener las habilitaciones municipales o de cualquier otro organismo en su caso, actuales o futuros, para ejercer la actividad mencionada en su destino. d) todo impuesto nacional o provincial, tasa, contribución o servicio que deba abonares con motivo de la actividad que desarrollen LOS LOCATARIOS. e) todo gravamen referido a publicidad grafica exterior de acuerdo a las normas de la Municipalidad de Salta. En cualquier tiempo, **EL LOCADOR** podrá solicitar a **LOS LOCATARIOS**, exhibir mensualmente los comprobantes que acrediten el efectivo cumplimiento de estas obligaciones, debiendo entregar los mismos contra recibo de **EL LOCADOR**. Si por cualquier razón los pagos por dichos conceptos fueran efectuados por **EL LOCADOR**, los importes respectivos deberán serle reintegrados por **LOS LOCATARIOS** contra la presentación de los comprobantes oficiales, junto con el pago del próximo mes de alquiler. Serán a cargo de **EL LOCADOR** laTasa General de Inmuebles (T.G.I.) e Impuesto Inmobiliario.	During the term of the lease, **THE LESSEE** shall be exclusively responsible for the payment of: a) ELECTRICAL ENERGY (EDESA - with meter), WATER (AGUAS DEL NORTE - with meter), NATURAL GAS (GASNOR), as well as the installation, maintenance, reconnection, interest, fees and expenses incurred by any service contracted by **THE LESSEE** on its own behalf. b) municipal, provincial or national taxes or fees required and demanded by the legal compliance of the activity to be carried out during the term of the lease and until the delivery of the property and all that is demanded by the personnel hired for such purpose. c) all the expenses and activities necessary to obtain the municipal or any other agency's authorizations, current or future, to carry out the activity mentioned in its destination. d) any national or provincial tax, rate, contribution or service to be paid by reason of the activity developed by **THE LESSEE**. e) any tax related to outdoor advertising according to the rules of the Municipality of Salta. At any time, **THE LESSOR** may request **THE LESSEE**, to exhibit monthly vouchers evidencing the effective compliance with these obligations, and must deliver them against receipt of **THE LESSOR**. If for any reason the payments for said concepts were made by **THE LESSOR**, the respective amounts shall be reimbursed by **THE LESSEE** upon presentation of the official receipts, together with the payment of the next month's rent. **THE LESSOR** shall be responsible for the General Property Tax (T.G.I.) and Real Estate Tax.
DECIMA ABANDONO DEL LOCAL:	**TENTH ABANDONMENT OF THE PREMISES:**
Las partes acuerdan para el caso de abandono manifiesto de la locación, que **EL LOCADOR** podrá penetrar en el bien o tomar razón de su estado, realizando un inventario de los elementos de **LOS LOCATARIOS** y continuará con la tenencia provisional del inmueble hasta el pronunciamiento Judicial correspondiente. Para ello **EL LOCADOR** concurrirá con un escribano que autenticará lo actuado.	The parties agree that in the event of manifest abandonment of the lease, **THE LESSOR** may enter the property or take note of its condition, making an inventory of the items belonging to **THE LESSEE** and shall continue with the provisional tenancy of the property until the corresponding judicial pronouncement. For this purpose, **THE LESSOR** shall be accompanied by a notary

	public who shall authenticate the proceedings.
DECIMO PRIMERA RESOLUCION: **LOS LOCATARIOS,** podrán, transcurridos los seis primeros meses de vigencia de la locación, resolver la contratación, debiendo notificar en forma fehaciente su decisión al **LOCADOR** con una antelación mínima de sesenta (60) días de la fecha en que reintegrará elinmueble. **LOS LOCATARIOS,** de hacer uso de la opción resolutoria en el primer año de vigencia de la relación locativa, comunicando y desocupando el inmueble en ese período, deberánabonar a **EL LOCADOR** en concepto de indemnización, la suma equivalente a un mes y medio de alquiler a valores del momento de desocupar el inmueble y de un solo mes si comunica la opción y desocupan durante el segundo y subsiguientes años de vigencia del contrato.	**ELEVENTH RESOLUTION:** **THE LESSEE** may, after the first six months of the term of the lease, terminate the contract, and must give **the LESSOR** a reliable notice of its decision at least sixty (60) days prior to the date on which it will return the property. **THE LESSEE**, if he/she makes use of the termination option in the first year of the lease, communicating and vacating the property during that period, shall pay **THE LESSOR** as compensation, the amount equivalent to one and a half months' rent at the value at the time of vacating the property and only one month if he/she communicates the option and vacates during the second and subsequent years of the lease.
DECIMO SEGUNDA IMPUESTO DE SELLOS: La totalidad de los gastos en concepto de sellados que grave el presente contrato será soportado en partes iguales por **EL LOCADOR** y **LOS LOCATARIOS.**	**TWELFTH STAMP TAX:** The totality of the expenses for sealing fees incurred under this agreement shall be borne equally by **THE LESSOR** and **THE LESSEE.**
DECIMO TERCERA DEPOSITO DE GARANTIA: **LOSLOCATARIOS** se constituyen en fiadores solidarios y principales pagadores, renunciando en este acto al beneficio de división y excusión, aceptando ser deudores directos de todas y cada una de las obligaciones que asumenen el presente contrato, y su responsabilidad subsistirá hasta que **EL LOCADOR**se dé por conforme y reciba el inmueble arrendado en las condiciones establecidas, y dé por pagadas todas las sumas que pudieran adeudar por cualquier concepto. **LOS LOCATARIOS** efectúan es este acto, un depósito de garantía de U$S 3,500.- (dólares estadounidenses billete tres mil quinientos), en garantía por eventuales daños que pudiera sufrir **EL LOCADOR**, ya sea por daños, roturas o desperfectos de cualquier naturaleza que pudiera registrar el local en el momento de su devolución o por alquileres impagos, gastos y costas judiciales que se vieran obligados a iniciar **EL LOCADOR**, y cualquier otro daño o erogación que el mismo se viera compelido a efectuar como consecuencia del presente contrato. No obstante lo expresado, el monto depositado, no podrá en ningún caso ser compensado por **LOS LOCATARIOS** con los alquileres correspondientes a los meses de vigencia del contrato, sino que le será restituido por **EL LOCADOR** a la fecha de entrega del inmueble, previa deducción, si correspondiere, de las sumas que correspondan en virtud de los daños, roturas o desperfectos que registrare el local, alquileres impagos, gastos y costas de acciones judiciales, etc. Se aclara expresamente que el depósito se devolverá al valor nominal aportado por **LOS LOCATARIOS**, sin devengar intereses ni recargos de ninguna naturaleza. Sirva el presente suficiente recibo del	**THIRTEENTH GUARANTEE DEPOSIT:** **THE LESSEES** hereby become joint and several guarantors and principal payers, waiving the benefit of division and exclusion, accepting to be direct debtors of each and every one of the obligations assumed in this contract, and their liability shall subsist until **THE LESSOR** is satisfied and receives the leased property under the established conditions, and pays all sums that may be owed for any reason whatsoever. **THE LESSEES** hereby make a security deposit of U$S 3,500.- (U.S. dollars three thousand five hundred), as a guarantee for possible damages that **THE LESSOR** may suffer, either for damages, breakages or flaws of any nature that the premises may register at the time of its return or for unpaid rents, expenses and legal costs that **THE LESSOR** may be forced to initiate, and any other damage or disbursement that **THE LESSOR** may be compelled to make as a consequence of this agreement. Notwithstanding the foregoing, the amount deposited shall in no case be compensated by **THE LESSEE** with the rents corresponding to the months during which the contract is in force, but shall be returned by **THE LESSOR** on the date of delivery of the property, after deduction, if applicable, of the sums corresponding to damages, breakages or flaws in the premises, unpaid rents, expenses and costs of legal actions, etc. It is expressly clarified that the deposit shall be returned at the nominal value

depósito de garantía.	contributed by **THE LESSEE**, without accruing interest or surcharges of any kind. This is a sufficient receipt of the security deposit.
DECIMO CUARTA COMISION INMOBILIARIA: No aplica.	**FOURTEENTH REAL ESTATE COMMISSION:** N/A.
DECIMO QUINTA DOMICILIOS LEGALES: Para todos los efectos derivados de este contrato, inclusive la acción por desalojo, las partes constituyen, domicilio en los indicados *ut-supra*, donde tendrán por válidas todas las notificaciones y avisos judiciales. Asimismo se someten las partes a la jurisdicción ordinaria del distrito judicial centro de la Provincia de Salta, con renuncia expresa al Fuero Federal o cualesquiera otro, que pudiera corresponder en razón de las personas o cualquier otra causa de competencia.	**FIFTEENTH LEGAL ADDRESSES:** For all the effects derived from this contract, including the eviction action, the parties constitute domicile in the above mentioned, where all the notifications and judicial notices shall be considered valid. Likewise, the parties submit to the ordinary jurisdiction of the central judicial district of the Province of Salta, expressly waiving the Federal Court or any other jurisdiction that may correspond due to the persons or any other cause of jurisdiction.
DECIMO SEXTA POSESION: El inmueble se entrega libre de ocupantes.	**SIXTEENTH OCCUPATION:** The property is delivered free of occupants.
DECIMO SEPTIMA MEJORAS y CONSERVACION: Teniendo en cuenta le destino asignado al inmueble, previa autorización por parte de **EL LOCADOR**, **LOS LOCATARIOS** podrán alterar tanto la forma como la estructura del mismo, en tanto dichas alteraciones sean efectuadas con el fin de que el mismo pueda ser adaptado y utilizado para el destino mencionado, siempre y cuando se tenga en vista y en copia presentada la memoria descriptiva y el Lay Out de la Obra. Dichas mejoras y/o modificaciones quedaran a la fecha de finalización del presente contrato en beneficio del inmueble, no debiendo **EL LOCADOR**, ningún tipo de indemnización o compensación alguna por dichas reformas, salvo que el monto de las obras sea pactado entre las partes previamente a la ejecución y acuerden un medio de compensación. **LOS LOCATARIOS** asumen en forma exclusiva la responsabilidad frente a terceros y/o construcciones linderas por los daños que pudieren causar las obras que ejecute en el inmueble locado. Todos los gastos que fueren menester realizar para la buena conservación del inmueble serán a cargo de **LOSLOCATARIOS** sin derecho a reclamar reintegro alguno, asimismo no podrán impedir obras urgentes que hagan a la conservación, sin que las molestias o daños generen indemnización alguna a favor de **LOS LOCATARIOS**.	**SEVENTEENTH IMPROVEMENTS and CONSERVATION:** Taking into account the destination assigned to the property, with prior authorization from **THE LESSOR**, **THE LESSEE** may alter both the shape and structure of the property, as long as such alterations are made so that the property may be adapted and used for the aforementioned destination, provided that the descriptive report and the Lay Out of the Work are kept in view and a copy is submitted. Such improvements and/or modifications shall remain at the date of termination of this contract for the benefit of the property, and **THE LESSOR** shall not owe any indemnity or compensation whatsoever for such alterations, unless the amount of the works is agreed between the parties prior to the execution and they agree on a means of compensation. **THE LESSEE** shall be exclusively liable to third parties and/or neighboring buildings for any damage that may be caused by the works carried out in the rented property. All expenses necessary for the proper conservation of the property shall be borne by **THE LESSEE** without the right to claim any reimbursement, also may not prevent urgent works that make the conservation, without the inconvenience or damage generate any compensation for **THE LESSEE**.
DECIMO OCTAVA DE VISITA: **LOS LOCATARIOS** se obligan a facilitar el acceso de **EL LOCADOR** al inmueble, dentro de horario convenido entre las partes, con el objeto de inspeccionar el inmueble, sin causar molestias en la	**EIGHTEENTH VISIT:** **THE LESSEES** agree to facilitate **THE LESSOR's** access to the property, within the hours agreed between the parties, in order to inspect the property, without causing any

actividad. Asimismo se conviene expresamente que **LOS LOCATARIOS** estarán obligados, con una antelación de 60 días a la fecha de finalización de la locación, a permitir que **EL LOCADOR** y/o la persona que el mismo designe visiten el inmueble a fin de mostrarlo, tomar medidas o relevamientos necesarios.	inconvenience to the activity. It is also expressly agreed that **THE LESSEE** shall be obliged, 60 days prior to the date of termination of the lease, to allow **THE LESSOR** and/or the person designated by **THE LESSOR** to visit the property in order to show it, take measurements or necessary surveys.
DECIMO NOVENA DE CONFORMIDAD: De conformidad y para su fiel cumplimiento firman las partes dos ejemplares del mismo tenor y a un solo efecto, en la ciudad de Salta, aldía1del mes de Juniode 2.023.	**NINETEENTH OF COMPLIANCE:** In compliance and for its faithful fulfillment, the parties sign two copies of the same tenor and to the same effect, in the city of Salta, on the 1^{ST}day of the month of June of 2.023.
VIGESIMO TIPO DE CAMBIO: Si bien el valor de la locación se establece en dólares americanos billetes, si existiere alguna imposibilidad debidamente probada de efectuar el pago en esa moneda, el pago debera efectivizarse en una forma aceptada expresamente por **EL LOCADOR,** quedando como última alternativa el pago en la moneda vigente en la República Argentina según el tipo de cambio más altoutilizando la conversión de Dólar Mep Contado(https://www.rava.com/perfil/DOLAR%20MEP)	**TWENTITH EXCHANGE RATE:** Although the value of the lease is established in US dollars bills, if there is any duly proven impossibility of making the payment in that currency, the payment must be made in a form expressly accepted by **THE LESSOR**, leaving payment in the current currency as the last alternative. in the Argentine Republic according to the highest exchange rate or using the conversion of Dollar MepContado (https://www.rava.com/perfil/DOLAR%20MEP).
Firmas: **COMPAÑÍA COMERCIAL SAS** **Sr. Gustavo A. Insua** **EnergyX Corporation Technologies** **Sr. Teague Egan - CEO**	**Signings:** **COMPAÑÍA COMERCIAL SAS** **Mr. Gustavo A. Insua** **EnergyX Corporation Technologies** **Mr. Teague Egan - CEO**